Exhibit 10.20
AGREEMENT
THIS AGREEMENT is by and between Amaizing Energy Atlantic LLC (hereinafter called OWNER) and JB Holland Construction, Inc. (hereinafter called CONTRACTOR).
OWNER and CONTRACTOR, in consideration of the mutual covenants hereinafter set forth, agree as follows:
ARTICLE 1 — WORK
1.01 CONTRACTOR shall complete all Work as specified or indicated in the Contract Documents. The Work is generally described as follows:
          Earthwork and related work for ethanol facility at Atlantic, Iowa.
ARTICLE 2 — THE PROJECT
2.01 The Project for which the Work under the Contract Documents may be the whole or only a part is generally described as follows:
          Amaizing Energy Atlantic LLC Ethanol Facility at Atlantic, IA
ARTICLE 3 — ENGINEER
3.01 The Project has been designed by
Fagen Engineering LLC
501 West Hwy 212
P.O. Box 159
Granite Falls, MN 56241
who is hereinafter called ENGINEER and who is to act as OWNER’S representative, assume all duties and responsibilities, and have the rights and authority assigned to ENGINEER in the Contract Documents in connection with the completion of the Work in accordance with the Contract Documents.
ARTICLE 4 — CONTRACT TIMES
4.01 Time of the Essence
     A. All time limits for Milestones, if any, Substantial Completion, and completion and readiness for final payment as stated in the Contract Documents are of the essence of the Contract.
4.02 Dates for Substantial Completion and Final Payment
     A. The Work will be substantially completed on or before May 13, 2007, and completed and ready for final payment in accordance with paragraph 14.07 of the General Conditions on or before June 13, 2007. Forty (40) working days not including Saturday and Sunday shall be the time set for this contract completion of work as described.
4.03 Liquidated Damages
     A. CONTRACTOR and OWNER recognize that time is of the essence of this Agreement and that OWNER will suffer financial loss if the Work is not completed within the times specified in paragraph 4.02 above, plus any extensions thereof allowed in accordance with Article 12 of the General Conditions. The parties also recognize the delays, expense, and difficulties involved in proving in a legal or arbitration proceeding the actual loss suffered by OWNER if the Work is not completed on time. Accordingly, instead of requiring any such proof, OWNER and CONTRACTOR agree that as liquidated damages for delay (but not as a penalty),

CONTRACTOR shall pay OWNER $500.00 for each calendar day that expires after the time specified in paragraph 4.02 for Substantial Completion until the Work is substantially complete. After Substantial Completion, if CONTRACTOR shall neglect, refuse, or fail to complete the remaining Work within the Contract Time or any proper extension thereof granted by OWNER, CONTRACTOR shall pay OWNER $500.00 for each calendar day that expires after the time specified in paragraph 4.02 for completion and readiness for final payment until the Work is completed and ready for final payment.
ARTICLE 5 — CONTRACT PRICE
5.01 OWNER shall pay CONTRACTOR for completion of the Work in accordance with the Contract Documents an amount in current funds equal to the sum of the amounts determined pursuant to paragraphs 5.01.A below:
     A. For all Work, at the prices stated in CONTRACTOR’s Bid, attached hereto as an exhibit.
     TOTAL OF ALL ESTIMATED PRICES:

Two million, six hundred ninety two thousand, seventy nine dollars, eighty three cents	$2,692,079.83
(use words)	(dollars)
     As provided in paragraph 11.03 of the General Conditions, estimated quantities are not guaranteed, and determinations of actual quantities and classifications are to be made by ENGINEER as provided in paragraph 9.08 of the General Conditions. Unit prices have been computed as provided in paragraph 11.03 of the General Conditions.
ARTICLE 6 — PAYMENT PROCEDURES
6.01 Submittal and Processing of Payments
     A. CONTRACTOR shall submit Applications for Payment in accordance with Article 14 of the General Conditions. Applications for Payment will be processed by ENGINEER as provided in the General Conditions.
6.02 Progress Payments; Retainage
     A. OWNER shall make progress payments on account of the Contract Price on the basis of CONTRACTOR’S Applications for Payment every two (2) weeks during performance of the Work as provided in paragraphs 6.02.A.1 and 6.02.A.2 below. Payments for work completed shall be made within fifteen (15) days of submission of application for payment. All such payments will be measured by the schedule of values established in paragraph 2.07.A of the General Conditions (and in the case of Unit Price Work based on the number of units completed) or, in the event there is no schedule of values, as provided in the General Requirements:
     1. Prior to Substantial Completion, progress payments will be made in an amount equal to the percentage indicated below but, in each case, less the aggregate of payments previously made and less such amounts as ENGINEER may determine or OWNER may withhold, in accordance with paragraph 14.02 of the General Conditions. Payments for work completed shall be made within fourteen (14) days of submission of application for payment or ten (10) days after approval by the Engineer.
          (a) 90% of Work completed (with the balance being retainage). If the Work has been 50% completed as determined by the ENGINEER, and if the character and progress of the Work have been satisfactory to OWNER and ENGINEER, OWNER, or recommendation of ENGINEER, may determine that as long as the character and progress of the Work remain satisfactory to them, there will be no retainage on account of Work subsequently completed, in which case the remaining progress payments prior to Substantial Completion will be in an amount equal to 100% of the Work completed less the aggregate of payments previously made; and
          (b) 90% of cost of materials and equipment stored at the site but not incorporated in the

     Work (with the balance being retainage).
     2. Upon Substantial Completion, OWNER shall pay an amount sufficient to increase total payments to CONTRACTOR to 100% of the Work completed, less such amounts as ENGINEER shall determine in accordance with paragraph 14.02.B.5 of the General Conditions and less 100% of ENGINEER’s estimate of the value of Work to be completed or corrected as shown on the tentative list of items to be completed or corrected attached to the certificate of Substantial Completion.
6.03 Final Payment
     A. Upon final completion and acceptance of the Work in accordance with paragraph 14.07 of the General Conditions, OWNER shall pay the remainder of the Contract Price as recommended by ENGINEER as provided in said paragraph 14.07.
ARTICLE 7 — INTEREST
7.01 All moneys not paid when due as provided in Article 14 of the General Conditions shall bear interest at the rate of 8% per annum.
ARTICLE 8 — CONTRACTOR’S REPRESENTATIONS
8.01 In order to induce OWNER to enter into this Agreement CONTRACTOR makes the following representations:
     A. CONTRACTOR has examined and carefully studied the Contract Documents and the other related data identified in the Bidding Documents.
     B. CONTRACTOR has visited the Site and become familiar with and is satisfied as to the general, local, and Site conditions that may affect cost, progress, and performance of the Work.
     C. CONTRACTOR is familiar with and is satisfied as to all federal, state, and local Laws and Regulations that may affect cost, progress, and performance of the Work.
     D. CONTRACTOR has obtained and carefully studied (or assumes responsibility for having done so) all examinations, investigations, explorations, tests, studies, and data concerning conditions (surface, subsurface, and Underground Facilities) at or contiguous to the Site which may affect cost, progress, or performance of the Work or which relate to any aspect of the means, methods, techniques, sequences, and procedures of construction to be employed by CONTRACTOR, including applying the specific means, methods, techniques, sequences, and procedures of construction, if any, expressly required by the Contract Documents to be employed by CONTRACTOR, and safety precautions and programs incident thereto.
     E. CONTRACTOR does not consider that any further examinations, investigations, explorations, tests, studies, or data are necessary for the performance of the Work at the Contract Price, within the Contract Times, and in accordance with the other terms and conditions of the Contract Documents.
     F. CONTRACTOR is aware of the general nature of work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Contract Documents.
     G. CONTRACTOR has correlated the information known to CONTRACTOR, information and observations obtained from visits to the Site, reports and drawings identified in the Contract Documents, and all additional examinations, investigations, explorations, tests, studies, and data with the Contract Documents.
     H. CONTRACTOR has given ENGINEER written notice of all conflicts, errors, ambiguities, or discrepancies that CONTRACTOR has discovered in the Contract Documents, and the written resolution thereof by ENGINEER is acceptable to CONTRACTOR.

     I. The Contract Documents are generally sufficient to indicate and convey understanding of all terms and conditions for performance and furnishing of the Work.
ARTICLE 9 — CONTRACT DOCUMENTS
9.01 Contents
     A. The Contract Documents consist of the following:
1.	This Agreement (pages 1 to 6, inclusive);

2.	General Conditions (pages 00700-1 to 00700-42, inclusive);

3.	Supplemental Conditions (pages 1 to 2, inclusive);

4.	Project Manual for Cassco Amaizing Energy, LLC, Civil and Site Work Grading Detail Design Package dated February 2007 provided by Yaggy Colby Associates.

5.	Soils report (sent via email by OWNER) provided by Terracon bearing the following title: GEOTECHNICAL ENGINEERING REPORT— PROPOSED ETHANOL PRODUCTION FACILITY, GLACIER DRIVE, ATLANTIC, IOWA, Terracon Project No. 05065139 dated October 24, 2006.

6.	Drawings consisting of sheets numbered 200 through 214, inclusive, with each sheet bearing the following general title: CASSCO AMAIZING ENERGY LLC, Ethanol Production Facility, Atlantic, Iowa dated 2/12/07, issued & sealed by Thomas K. Madden of Yaggy Colby Associates.

7.	Revised drawings consisting of sheets numbered 205 through 207, inclusive, with each sheet bearing the following general title: CASSCO AMAIZING ENERGY LLC, Ethanol Production Facility, Atlantic, Iowa revised 2/23/07 by Thomas K. Madden of Yaggy Colby Associates.

8.	Rail drawings consisting of sheets numbered R-1 through R-10, inclusive, with each sheet bearing the following general title: PROPOSED ETHANOL PLANT RAIL YARD, OVERALL SITE PLAN, CASSCO ENERGY, ATLANTIC IOWA dated 11/3/06 designed by JPF of TerraTec Engineering.

9.	Rail drawings consisting of sheets numbered C-1 through C-3, inclusive, with each sheet bearing the following general title: PROPOSED SITE GRADING, PROPOSED ETHANOL PLANT RAIL YARD, CASSCO ENERGY, ATLANTIC IOWA dated 10/26/06 designed by JPF of TerraTec Engineering.

10.	Exhibits to this Agreement:
•	Bid Form

•	Rail Plan Takeoff

•	Rail sub-ballast Specification

•	Rail Sub-grade Specification

•	Portion of Terracon report specific to rail bed area

•	Certificates of Insurance

•	Instructions to bidders

•	Clarification Document for Project Manual issued by Yaggy Colby 2/26/2007

•	Post bid documents

•	Contractor bid form
10.	The following which may be delivered or issued on or after the Effective Date of the Agreement and are not attached hereto:
a.	Written Amendments;

b.	Work Change Directives;

c.	Change Order(s)
     B. The documents listed in paragraph 9.01.A are attached to this Agreement (except as expressly noted otherwise above).
     C. There are no Contract Documents other than those listed above in this Article 9.
     D. The Contract Documents may only be amended, modified, or supplemented as provided in paragraph 3.05 of the General Conditions.

ARTICLE 10 — MISCELLANEOUS
10.01 Terms
     A. Terms used in this Agreement will have the meanings indicated in the General Conditions.
10.02 Assignment of Contract
     A. No assignment by a party hereto of any rights under or interests in the Contract will be binding on another party hereto without the written consent of the party sought to be bound; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.
10.03 Successors and Assigns
     A. OWNER and CONTRACTOR each binds itself, its partners, successors, assigns, and legal representatives to the other party hereto, its partners, successors, assigns, and legal representatives in respect to all covenants, agreements, and obligations contained in the Contract Documents.
10.04 Severability
     A. Any provision or part of the Contract Documents held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and CONTRACTOR, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

IN WITNESS WHEREOF, OWNER and CONTRACTOR have signed this Agreement in duplicate. One counterpart each has been delivered to OWNER and CONTRACTOR. All portions of the Contract Documents have been signed or identified by OWNER and CONTRACTOR or on their behalf.
This Agreement will be effective on 3/28/07 (which is the Effective Date of the Agreement).

OWNER:		CONTRACTOR:

Amaizing Energy		JB Holland Construction, Inc.

By:	/a/ Alan H. Jentz	/s/ Jeff J. Holland President

[CORPORATE SEAL]		[CORPORATE SEAL]

Attest		Attest	/s/ Diane M. (illegible)

Address for giving notices:		Address for giving notices:
2404 Hwy 30 West		2092 Hwy 9 West
Denison, Iowa		Decorah, IA 52101
51442

(If OWNER is a corporation, attach evidence of authority to sign. If OWNER is a public body, attach evidence of authority to sign and resolution or other documents authorizing execution of OWNER-CONTRACTOR Agreement.)		License No. 42-1237122 (where applicable) Agent for service of process:

(If CONTRACTOR is a corporation or a partnership, attach evidence of authority to sign)

Designated Representative:		Designated Representative:
Name: Alan H. Jentz		Name: Jeff J. Holland
Title: President		Title: President
Address: 2404 Hwy 30 West		Address: 2092 Hwy 9 W
Denison, Iowa 51442		Decorah, IA 52101
Phone: 712-263-2676		Phone: 563-382-2901
Facsimile: 712-263-4134		Facsimile: 563-382-2902